Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated September 24, 2004, accompanying the consolidated financial statements of Integrated Security Systems, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Current Status," "Management's Discussion and Analysis or Plan of Operation - General," "Changes in Registrant's Certifying Accountant," and "Experts."



/s/ GRANT THORNTON LLP

Dallas, Texas
February 15, 2005